UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   DeFelice, Eugene V.
   Spacelabs Medical, Inc.
   15220 NE 40th Street
   Redmond, WA  98073
   US
2. Date of Event Requiring Statement (Month/Day/Year)
   July 25, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Spacelabs Medical, Inc.
   SLMD
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, General Counsel, Secretary
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Spacelabs Medical Common Stock             |2,500                 |D               |                                               |
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Spacelabs Medical Common Stock             |13.0219               |I               |by 401(k) Plan Trustee*                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee stock option (r|(2)      |2/23/06  |Spacelabs Medical Commo|8,000    |$27.38    |D            |                           |
ight to buy) (1)        |         |         |n Stock                |         |          |             |                           |
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Employee stock option (r|(3)      |2/27/07  |Spacelabs Medical Commo|10,000   |$21.88    |D            |                           |
ight to buy) (1)        |         |         |n Stock                |         |          |             |                           |
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Employee stock option (r|(4)      |7/25/07  |Spacelabs Medical Commo|15,000   |$23.19    |D            |                           |
ight to buy) (1)        |         |         |n Stock                |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Based on information provided by the SLMD ISSOP 401(k) Plan's Administrator for shares of SLMD common stock allocated to the reporting person's account as of
5/31/97.
(1) Granted pursuant to Spacelabs Medical, Inc.'s 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant, and Performance Unit Plan which is exempt under Rule
16b-3.
(2) Right to exercise 25% of the options granted, in equal annual installments beginning 2/23/97
(3) Right to exercise 25% of the options granted, in equal annual installments beginning 2/27/98
(4) Right to exercise 25% of the options granted, in equal annual installments beginning 7/25/98
SIGNATURE OF REPORTING PERSON
/s/ Eugene V. DeFelice
DATE
August 1, 1997